Exhibit 5

4 March 2014

ANNOUNCEMENT

WPP plc (“WPP”)

WPP was notified yesterday of changes in the share ownership of executive directors of the company pursuant to the exercise and satisfaction of awards under the Leadership Equity Acquisition Plan III (“LEAP”) granted in 2009.

On 28 February 2014 Sir Martin Sorrell exercised his option to receive 817,500 shares which vested pursuant to the US part of his award granted under LEAP in 2009. On 28 February 2014 Sir Martin Sorrell sold 421,585 of these shares to discharge the consequential US tax liabilities. In addition, Sir Martin Sorrell became entitled to exercise an option to acquire a further 959,673 shares pursuant to the UK part of his award granted under LEAP in 2009.

At today’s date Sir Martin Sorrell and his family interests are interested in or have rights in 19,911,792 shares (inclusive of the shares he is entitled to receive pursuant to the awards granted under Renewed LEAP in 2004, 2005, the UK part of the 2006 award and the 2007 award, receipt of which have been deferred, and the 959,673 shares he is entitled to receive on exercise of his option relating to the UK part of his 2009 LEAP award). Sir Martin Sorrell’s family interests and rights represent 1.4790% of the issued share capital of WPP. Additionally the JMCMRJ Sorrell Foundation holds 1,005,936 WPP shares, representing 0.0747% of WPP’s issued share capital.

On 28 February 2014 Mr Paul Richardson exercised his option to receive the shares which vested pursuant to the award granted under LEAP in 2009 in relation to 502,352 shares. On 28 February 2014 Mr Paul Richardson sold 472,057 of these shares in order to fund taxes, transaction costs and other financial commitments.

At today’s date Mr Paul Richardson’s beneficial holding is the equivalent of 711,665 shares (all being in WPP ADRs), representing 0.0529% of WPP’s issued share capital.

On 28 February 2014 Mr Mark Read became entitled to exercise an option to acquire 133,118 shares pursuant to the award granted under LEAP in 2009.

At today’s date Mr Mark Read’s beneficial holding, inclusive of the shares he is entitled to receive on exercise of the option relating to the 2009 LEAP award, is 248,831 shares, representing 0.0185% of WPP’s issued share capital.

Contact:

Feona McEwan WPP	+44 (0) 207 408 2204